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                                     SAFEGUARD SCIENTIFICS, INC.
                             EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                                  (000 omitted except per share data)
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                                                      Three Months Ended         Nine Months Ended
                                                         September 30              September 30
                                                    ---------------------     ---------------------
                                                      1995         1994         1995         1994
                                                    --------     --------     --------     --------
Primary earnings per common share
Net earnings                                        $ 4,705      $ 7,569      $13,007      $14,660
Adjustment   (1)                                       (216)        (127)        (526)        (453)
                                                    --------     --------     --------     --------
                                                    $ 4,489      $ 7,442      $12,481      $14,207
                                                    ========     ========     ========     ========

Average common shares outstanding                    14,626       14,246       14,481       14,154

Average common share equivalents                        796          441          817          539
                                                    --------     --------     --------     --------
Average number of common shares and
common share equivalents outstanding                 15,422       14,687       15,298       14,693
                                                    ========     ========     ========     ========

Primary earnings per common share                      $.29         $.51         $.82         $.97
                                                    ========     ========     ========     ========

Fully diluted earnings per common share

Primary net earnings                                $ 4,705      $ 7,569      $13,007      $14,660
Adjustment   (1)                                       (585)        (367)      (1,648)      (1,114)
                                                    --------     --------     --------     --------
                                                    $ 4,120      $ 7,202      $11,359      $13,546
                                                    ========     ========     ========     ========

Average common shares outstanding                    14,626       14,246       14,481       14,154

Average common share equivalents                        851          477          955          552
                                                    --------     --------     --------     --------
Average number of common shares
assuming full dilution                               15,477       14,723       15,436       14,706
                                                    ========     ========     ========     ========
Fully diluted earnings per common share                $.27         $.49         $.74         $.92
                                                    ========     ========     ========     ========


(1)  Net earnings are adjusted for the dilutive effect of public subsidiary common stock equivalents
    (primary) and convertible securities (fully diluted).

Share and per share data have been retroactively adjusted to reflect the three-for-two split of the
Company's common shares effective August 31, 1995. Earnings per share calculations for each period are based on the weighted average number of shares outstanding in each period. Therefore, the sum of the quarters does not necessarily equal the year-to-date earnings per share.

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